Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2023 RESULTS
Company Release: April 27, 2023

First Quarter 2023 Highlights:
•Quarterly net income of $12.4 million, or $0.91 per diluted common share, for the three months ended March 31, 2023, compared to $13.1 million, or $0.96 per diluted common share for the three months ended December 31, 2022.
•Total assets increased $306.6 million, or 9.7%, to $3.45 billion for the quarter ended March 31, 2023, compared to $3.14 billion at December 31, 2022.
•Loan growth of $209.9 million, or 8.0%, to $2.84 billion for the three months ended March 31, 2023.
◦CCBX loans increased $153.7 million, or 15.2%, to $1.17 billion.
◦Community bank loans increased $56.3 million, or 3.5%, to $1.67 billion.
▪PPP loans decreased $0.9 million, or 19.3%, to $3.8 million.
•Deposits increased $277.7 million, or 9.9%, to $3.10 billion as of March 31, 2023.
◦CCBX deposit growth of $284.5 million, or 22.2%, to $1.56 billion.
▪Additional $36.9 million in CCBX deposits transferred off balance sheet.
◦Community bank deposits decreased $6.8 million, or 0.4%, to $1.53 billion and community bank cost of deposits was 0.66%.
•Total revenue increased $7.6 million, or 7.8%, for the three months ended March 31, 2023, compared to the three months ended December 31, 2022
•Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements increased $1.2 million, or 2.0%, to $59.4 million for the three months ended March 31, 2023, compared to the three months ended December 31, 2022. (A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.)

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended March 31, 2023.

Quarterly net income for the first quarter of 2023 was $12.4 million, or $0.91 per diluted common share, compared with net income of $13.1 million, or $0.96 per diluted common share, for the fourth quarter of 2022, and $6.2 million, or $0.46 per diluted common share, for the quarter ended March 31, 2022.
Total assets increased $306.6 million, or 9.7%, during the first quarter of 2023 to $3.45 billion, from $3.14 billion at December 31, 2022. Loan growth of $209.9 million, or 8.0%, during the three months ended March 31, 2023 to $2.84 billion, compared to $2.63 billion at December 31, 2022. Loan growth included CCBX loan growth of $153.7 million, or 15.2%, and an increase of $56.3 million, or 3.5% in community bank loans, which is net of $908,000 in PPP loan forgiveness/repayments. Deposits increased $277.7 million, or 9.9%, during the three months ended March 31, 2023 and included CCBX deposit growth of $284.5 million, or 22.2%, and a decrease in community bank deposits of $6.8 million, or 0.4%. The slight decrease in community bank deposits was a result of pricing disciplines as some customers sought higher rate products. Our cost of deposits for the community bank was 0.66% for the three months ended March 31, 2023, compared to 0.37% for the three months ended December 31, 2022.
“The disruption from the bank failures in the first quarter of 2023 was unsettling to the broader financial services industry, but Coastal remains on solid footing with a diversified, stable deposit base. Deposits increased $277.7 million, or 9.9%, during the three months ended March 31, 2023. Fully insured IntraFi network sweep deposits increased to $94.3 million as of March 31, 2023, compared to $12.5 million as of December 31, 2022. These fully insured sweep deposits allow our larger deposit customers to fully insure their deposits through a sweep to other banks. Our liquidity position is supported by careful management of our liquid assets and liabilities as well as access to alternative sources of funds. As of March 31, 2023 we had $393.9 million in cash on the balance sheet and the capacity to borrow up to $575.1 million from Federal Home Loan Bank and the Federal Reserve Bank discount window, which we did not draw down at any point in the first quarter of 2023. Cash on the balance sheet and borrowing capacity totaled $969.0 million, which represented 31.3% of total deposits and exceeded our $768.3 million in uninsured deposits as of March 31, 2023. Our AFS securities portfolio has a weighted average remaining duration of just 11 months and U.S. Treasury securities represent 99.7% of that portfolio. Unrealized losses on the AFS securities portfolio were just $2.3 million, or 0.88%, of shareholders' equity as of March 31, 2023, which we expect to accrete back into equity at approximately $500,000 a quarter for the next three quarters.

As we move forward in the year, we are well equipped to handle the challenges that may come from this uncertain economic environment. In addition to our well-established community bank base, which includes our 14 branch network and strong local economy, we also have three rings of defense to mitigate credit and counterparty risk with our CCBX partners: (1) well-funded partner cash reserve accounts, (2) partners we believe have the underlying financial strength to replenish and maintain cash reserve balances, and (3) if cash reserves are not replenished then we receive full economic benefit and retention of all interest and fee revenue from the loans. As we continue to evolve and explore new opportunities for growth, our commitment to the safety and soundness of the Company and the Bank continues to be our top priority," stated Eric Sprink, the CEO of the Company and the Bank.

Highlights in Light of Recent Banking Events:
•Deposits:
◦Deposits increased $277.7 million, or 9.9%, to $3.10 billion during the three months ended March 31, 2023
▪Includes $94.3 million in fully insured IntraFi network negotiable orders of withdrawal ("NOW") and money market sweep deposits as of March 31, 2023, compared to $12.5 million as of December 31, 2022.
◦Deposits increased $258.0 million, or 9.09%, from March 10, 2023, the date Silicon Valley Bank was put into receivership, to March 31, 2023.
•Reduction in Uninsured Deposits:
◦Uninsured deposits of $768.3 million, or 24.8% of total deposits as of March 31, 2023, compared to $835.8 million, or 29.7% of total deposits as of December 31, 2022.
◦Coastal has a lower percent of uninsured deposits than every bank over $10.0 billion in assets as of December 31, 20221.
•Liquidity/Borrowings:
◦Cash and interest bearing deposits of $393.9 million, of which 89.3% is held at the Federal Reserve Bank, at March 31, 2023 compared to $342.1 million as of December 31, 2022.
◦As of March 31, 2023 we had the capacity to borrow up to $575.1 million from Federal Home Loan Bank and the Federal Reserve Bank discount window.
▪We had no outstanding borrowings under these facilities as of March 31, 2023.
▪We had no outstanding borrowings under these facilities during the quarter ended March 31, 2023.
•Net Interest Margin:
◦Net interest margin of 7.15% for the quarter ended March 31, 2023 compared to 6.91% for the month ended March 31, 2023.
•Cost of Deposits:
◦Cost of deposits of 2.13% for the quarter ended March 31, 2023,
◦Cost of deposits of 2.36% for the month ended March 31, 2023.
•Investment Portfolio:
◦Available for sale ("AFS") investments of $98.0 million, compared to $97.3 million as of December 31, 2022, of which 99.7% are U.S. Treasuries, with a weighted average remaining duration of 11 months as of March 31, 2023.
◦Held to maturity ("HTM") investments of $3.7 million, of which 100% are U.S. Agency mortgage backed securities held for CRA purposes, with a fair value of $108,000 less than the carrying value as of March 31, 2023.
Results of Operations Overview
Beginning in 2023, the Company changed the structure for how it reports segment activity. The Company has one main subsidiary, the Bank which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes our BaaS activities, the community bank segment includes all community banking activities and treasury & administration includes treasury management, overall administration and all other aspects of the Company.  Net interest income was $54.5 million for the quarter ended March 31, 2023, an increase of $1.1 million, or 2.0%, from $53.4 million for the quarter ended December 31, 2022, and an increase of $25.2 million, or 86.2%, from $29.3 million for the
1 Source: S&P Global Market Intelligence as of December 31, 2022

quarter ended March 31, 2022.  Yield on loans receivable was 9.95% for the three months ended March 31, 2023, compared to 9.33% for the three months ended December 31, 2022 and 6.80% for the three months ended March 31, 2022.  The increase in net interest income compared to December 31, 2022 and March 31, 2022, was largely related to increased yield on loans resulting from higher interest rates and growth in higher yielding loans, primarily from CCBX.  Total average loans receivable for the three months ended March 31, 2023 was $2.71 billion, compared to $2.60 billion for the three months ended December 31, 2022, and $1.77 billion for the three months ended March 31, 2022.

Interest and fees on loans totaled $66.4 million for the three months ended March 31, 2023 compared to $61.2 million and $29.6 million for the three months ended December 31, 2022 and March 31, 2022, respectively.  Loan growth of $209.9 million, or 8.0%, during the quarter ended March 31, 2023 included a $153.7 million increase in CCBX loans of which capital call lines form a part. Capital call lines decreased $27.2 million, or 18.6%, during the quarter ended March 31, 2023, compared to the quarter ended December 31, 2022 as a result of normal balance fluctuations and business activities.  Capital call lines bear a lower rate of interest, but have less credit risk due to the way the loans are structured compared to other commercial loans.  The increase in interest and fees on loans for the quarter ended March 31, 2023, compared to December 31, 2022 and March 31, 2022, was largely due to growth in higher yielding loans and increased interest rates.  As a result of the Federal Open Market Committee (“FOMC”) raising the target Federal Funds rate two times during the quarter for a total increase of 0.50%, interest rates on our existing variable rate loans were affected, as are the rates on new loans. We continue to monitor the impact of these increases in interest rates. The FOMC last raised the target Federal Funds rate 0.25% on March 23, 2023.
Interest income from interest earning deposits with other banks was $3.1 million at March 31, 2023 and December 31, 2022, and an increase of $2.7 million compared to March 31, 2022 due to an increase in interest rates.  The average balance of interest earning deposits with other banks for the three months ended March 31, 2023 was $271.7 million, compared to $329.4 million and $843.9 million for the three months ended December 31, 2022 and March 31, 2022, respectively.  Interest earning deposits with other banks decreased as a result of increased loan demand compared to the three months ended December 31, 2022 and March 31, 2022.  Additionally, the average yield on these interest earning deposits with other banks increased to 4.62% for the quarter ended March 31, 2023, compared to 3.73% and 0.19% for the quarters ended December 31, 2022 and March 31, 2022, respectively.
Interest expense was $15.6 million for the quarter ended March 31, 2023, a $3.9 million increase from the quarter ended December 31, 2022 and a $14.7 million increase from the quarter ended March 31, 2022. Interest expense on deposits was $15.0 million for the quarter ended March 31, 2023, compared to $553,000 for the quarter ended March 31, 2022. Interest expense on borrowed funds was $662,000 for the quarter ended March 31, 2023, compared to $537,000 and $321,000 for the quarters ended December 31, 2022 and March 31, 2022, respectively. Interest expense on borrowed funds increased $125,000 compared to the three months ended December 31, 2022, as a result of an increase of $20.0 million in subordinated debt, which closed on November 1, 2022, combined with the increase in interest rates. The $341,000 increase in interest expense on borrowed funds from the quarter ended March 31, 2022 is the result of an increase in subordinated debt and increase in interest rates partially offset by a decrease in Federal Home Loan Bank borrowings, which were paid off in the first quarter of 2022. Interest expense on interest bearing deposits increased $3.9 million for the quarter ended March 31, 2023, compared to the quarter ended December 31, 2022, and $14.4 million compared to the quarter ended March 31, 2022 as a result an increase in CCBX deposits that are tied to and reprice when the FOMC raises rates, just like our CCBX loans which also reprice when the FOMC raises interest rates.  Additionally, as a result of the interest rate increases, in the first and second quarter of 2022 a significant portion of CCBX deposits that were not earning interest were reclassified to interest bearing deposits from noninterest bearing deposits, which also contributed to the increase in interest expense compared to March 31, 2022. These CCBX deposits were reclassified because the current interest rate exceeded the minimum interest rate set in their respective program agreements, as a result of the first and second quarter 2022 interest rate increases. We do not expect additional CCBX deposits will be reclassified as a result of future rate increases.
Total cost of deposits was 2.13% for the three months ended March 31, 2023, compared to 1.56% for the three months ended December 31, 2022, and 0.09%, for the three months ended March 31, 2022. Community bank and CCBX cost of deposits were 0.66% and 3.89% respectively, for the three months ended March 31, 2023, compared to 0.37% and 3.13%, for the three months ended December 31, 2022, and 0.11% and 0.06% for the three months ended March 31, 2022. The increase in cost of deposits for the three months ended March 31, 2023 compared to the prior periods for both segments is a result of increased interest rates and increased CCBX deposits. Also impacting CCBX cost of deposits was the reclassification of deposits from noninterest bearing to interest bearing in the first two quarters of 2022. Any additional FOMC interest rate increases will increase our cost of deposits and result in higher interest expense on interest bearing deposits.

Net Interest Margin
Net interest margin was 7.15% for the three months ended March 31, 2023, compared to 6.96% and 4.45% for the three months ended December 31, 2022 and March 31, 2022, respectively.  The increase in net interest margin compared to the three months ended December 31, 2022 and March 31, 2022, was largely a result of increased volume and an increase in higher interest rates on new loans and on existing variable rate loans as they reprice.  Loans receivable increased $209.9 million and $873.0 million, compared to December 31, 2022 and March 31, 2022, respectively.  Additionally, the Fed Funds interest rate increases have resulted in existing, variable rate loans repricing to higher interest rates.  Interest on loans receivable increased $5.2 million, or 8.5%, to $66.4 million for the three months ended March 31, 2023, compared to $61.2 million for the three months ended December 31, 2022, and $29.6 million for the three months ended March 31, 2022.  Also contributing to the increase in net interest margin compared to the three months ended March 31, 2022, was a $2.7 million increase in interest on interest earning deposits.  These interest earning deposits earned an average rate of 4.62% for the quarter ended March 31, 2023, compared to 3.73% and 0.19% for the quarters ended December 31, 2022 and March 31, 2022, respectively.  Average investment securities increased $724,000 to $102.2 million for the three months ended March 31, 2023 compared to the three months ended December 31, 2022, and increased $56.5 million compared to the three months ended March 31, 2022. Interest on investment securities decreased $4,000 for the three months ended March 31, 2023 compared to the three months ended December 31, 2022. Interest on investment securities increased $482,000 compared to March 31, 2022, as a result of the increase in average outstanding balance coupled with increased yield, which also positively impacted net interest margin.  These increases in interest income were partially offset by increases in interest expense on interest bearing deposits, as previously discussed.
Cost of funds was 2.19% for the quarter ended March 31, 2023, an increase of 58 basis points from the quarter ended December 31, 2022 and an increase of 205 basis points from the quarter ended March 31, 2022. Cost of deposits for the quarter ended March 31, 2023 was 2.13%, compared to 1.56% for the quarter ended December 31, 2022, and 0.09% for the quarter ended March 31, 2022. The increased cost of funds and deposits compared to December 31, 2022 and March 31, 2022 was largely due to the increase in interest rates compared to the previous periods and growth in higher cost CCBX deposits compared to March 31, 2022.
During the quarter ended March 31, 2023, total loans receivable increased by $209.9 million, or 8.0%, to $2.84 billion, compared to $2.63 billion for the quarter ended December 31, 2022.  The increase consists of $153.7 million in CCBX loan growth and $56.3 million in community bank loan growth. Community bank loan growth is net of $0.9 million in PPP loan forgiveness/repayments.  Total loans receivable grew $873.0 million as of March 31, 2023, compared to the quarter ended March 31, 2022.  This increase includes CCBX loan growth of $650.8 million and community bank loan growth of $222.2 million. Community bank loan growth is net of $43.7 million in PPP loan forgiveness/repayments as of March 31, 2023 compared to March 31, 2022.  During the quarter ended March 31, 2023, $101.2 million in CCBX loans were transferred into loans held for sale, with $73.9 million in loans sold during the quarter and $27.3 million remaining in loans held for sale as of March 31, 2023; compared to zero held for sale as of December 31, 2022.
Total yield on loans receivable for the quarter ended March 31, 2023 was 9.95%, compared to 9.33% for the quarter ended December 31, 2022, and 6.80% for the quarter ended March 31, 2022. This increase in yield on loans receivable is a combination of an overall increase in interest rates, repricing of variable rate loans as well as additional volume in higher rate consumer loans from CCBX partners.  During the quarter ended March 31, 2023, CCBX loans outstanding increased 15.2%, or $153.7 million, compared to December 31, 2022, with an average CCBX yield of 16.09% and community bank loans increased 3.5%, or $56.3 million, December 31, 2022, with an average yield of 5.97%.   The yield on CCBX loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and servicing CCBX loans.

The following table summarizes the average yield on loans receivable and cost of deposits for our community bank and CCBX segments for the periods indicated:

	For the Three Months Ended
	March 31, 2023		December 31, 2022		March 31, 2022
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	5.97%	0.66%	5.70%	0.37%	5.16%	0.11%
CCBX (1)	16.09%	3.89%	15.20%	3.13%	12.73%	0.06%
Consolidated	9.95%	2.13%	9.33%	1.56%	6.80%	0.09%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and servicing CCBX loans.  To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans.
(2)Annualized calculations for periods shown.
The following tables illustrates how BaaS loan interest income is affected by BaaS loan interest expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	March 31, 2023		December 31, 2022		March 31, 2022
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$42,220	16.09%	$38,086	15.20%	$11,992	12.73%
Less: BaaS loan expense	17,554	6.69%	17,215	6.87%	8,290	8.80%
Net BaaS loan income (1)	$24,666	9.40%	$20,871	8.33%	$3,702	3.93%
Average BaaS Loans	$1,064,192		$994,080		$382,153
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for quarterly periods presented.
Key Performance Ratios
Return on average assets (“ROA”) was 1.58% for the quarter ended March 31, 2023 compared to 1.66% and 0.93% for the quarters ended December 31, 2022 and March 31, 2022, respectively.  ROA for the quarter ended March 31, 2023, was impacted by an increase in deposits, loans and overall higher interest rates on interest earning assets, compared to the quarters ended December 31, 2022 and March 31, 2022.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended
(unaudited)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Return on average assets (1)	1.58%	1.66%	1.45%	1.41%	0.93%
Return on average equity (1)	19.89%	21.86%	19.36%	18.86%	12.12%
Yield on earnings assets (1)	9.19%	8.47%	7.38%	5.94%	4.58%
Yield on loans receivable (1)	9.95%	9.33%	8.46%	7.34%	6.80%
Cost of funds (1)	2.19%	1.61%	0.85%	0.29%	0.14%
Cost of deposits (1)	2.13%	1.56%	0.82%	0.25%	0.09%
Net interest margin (1)	7.15%	6.96%	6.58%	5.66%	4.45%
Noninterest expense to average assets (1)	5.69%	5.97%	6.66%	5.29%	4.52%
Noninterest income to average assets (1)	6.28%	5.43%	4.48%	3.53%	3.27%
Efficiency ratio	43.03%	48.94%	61.12%	58.38%	59.34%
Loans receivable to deposits (2)	92.55%	93.25%	89.92%	86.54%	76.24%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Noninterest Income
The following table details noninterest income for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands; unaudited)	2023	2022	2022
Deposit service charges and fees	$910	$946	$884
Gain on sales of loans, net	123	—	—
Loan referral fees	—	—	602
Unrealized gain on equity securities, net	39	(18)	—
Mortgage broker fees	19	25	123
Other	280	273	265
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,371	1,226	1,874
Servicing and other BaaS fees	948	1,001	1,169
Transaction fees	917	964	493
Interchange fees	789	785	432
Reimbursement of expenses	921	857	372
BaaS program income	3,575	3,607	2,466
BaaS credit enhancements	42,362	31,164	13,075
Baas fraud enhancements	1,999	6,818	4,571
BaaS indemnification income	44,361	37,982	17,646
Total BaaS income	47,936	41,589	20,112
Total noninterest income	$49,307	$42,815	$21,986
Noninterest income was $49.3 million for the three months ended March 31, 2023, an increase of $6.5 million from $42.8 million for the three months ended December 31, 2022, and an increase of $27.3 million from $22.0 million for the three months ended March 31, 2022.  The increase in noninterest income over the quarter ended December 31, 2022 was primarily due to an increase of $6.3 million in total BaaS income.  The $6.3 million increase in total BaaS income included a $11.2 million increase in BaaS credit enhancements related to the allowance for credit losses and reserve for unfunded commitments, a $4.8 million decrease in BaaS fraud enhancements, and a decrease of $32,000 in BaaS program income. The decrease in BaaS program income is a result of seasonality and lower implementation fees (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses, reserve for unfunded commitments and credit and fraud enhancements). The $27.3 million increase in noninterest income over the quarter ended March 31, 2022 was primarily due to a $27.8 million increase in BaaS income. The $27.8 million increase in BaaS income included a $29.3 million increase in BaaS credit enhancements, a $2.6 million decrease in BaaS fraud enhancements and a $1.1 million increase in BaaS program income.
Our CCBX segment continues to evolve, and we now have 25 relationships, at varying stages, as of March 31, 2023.    We continue to refine the criteria for CCBX partnerships and are exiting relationships where it makes sense for both parties and are focusing more on selecting larger and more established partners, with experienced management teams, existing customer bases and strong financial positions.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented. During the quarter ended March 31, 2023, two partners wound down their CCBX programs; these programs were not material in terms of income and sources of funds or loans.

	As of
(unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
Active	18	19	20
Friends and family / testing	1	1	1
Implementation / onboarding	1	0	5
Signed letters of intent	4	5	2
Wind down - preparing to exit relationship	1	2	0
Total CCBX relationships	25	27	28
The following table details noninterest expense for the periods indicated:

Noninterest Expense

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands; unaudited)	2023	2022	2022
Salaries and employee benefits	$15,575	$14,399	$11,085
Legal and professional expenses	3,062	2,799	708
Data processing and software licenses	1,840	1,768	1,861
Occupancy	1,219	1,182	1,136
Point of sale expense	753	710	248
Director and staff expenses	626	515	344
FDIC assessments	595	550	604
Excise taxes	455	702	349
Marketing	95	109	99
Other	890	335	1,120
Noninterest expense, excluding BaaS loan and BaaS fraud expense	25,110	23,069	17,554
BaaS loan expense	17,554	17,215	8,290
BaaS fraud expense	1,999	6,819	4,571
BaaS loan and fraud expense	19,553	24,034	12,861
Total noninterest expense	$44,663	$47,103	$30,415
Total noninterest expense decreased $2.4 million to $44.7 million for the three months ended March 31, 2023, compared to $47.1 million for the three months ended December 31, 2022 and increased $14.3 million from $30.4 million for the three months ended March 31, 2022. The decrease in noninterest expense for the quarter ended March 31, 2023, as compared to the quarter ended December 31, 2022, was primarily due to a $4.5 million decrease in BaaS expense (of which $4.8 million is related to a decrease in partner fraud expense partially offset by an increase of $339,000 in partner loan expense).  Partner loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and servicing CCBX loans. Partner fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter during which the loss occurs, and a portion is estimated based on historical or other information from our partners.
The increase in noninterest expenses for the quarter ended March 31, 2023 compared to the quarter ended March 31, 2022 were largely due to an increase of $6.7 million in BaaS partner expense (increase of $9.3 million of which is related to partner loan expense and a decrease of $2.6 million of which is related to partner fraud expense), $4.5 million increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing growth initiatives and

$2.4 million increase in legal and professional fees due to increased fees related to data and risk management, and increased consulting expenses for projects and enhanced monitoring. Additionally, there was a $505,000 increase in point of sale expenses which is attributed to increased CCBX activity.
Provision for Income Taxes
The provision for income taxes was $3.0 million for the three months ended March 31, 2023, $2.4 million for the three months ended December 31, 2022 and $1.7 million for the first quarter of 2023.  The provision for income taxes was higher for the three months ended March 31, 2023 due to fewer favorable tax deductions related to the exercise of equity awards compared to December 31, 2022. The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 2.62% for calculating the provision for state taxes. The effective tax rate was lower for the three months ended March 31, 2023 due to tax benefits that resulted from the exercise and deductibility of equity awards.
Financial Condition Overview
Total assets increased $306.6 million, or 9.7%, to $3.45 billion at March 31, 2023 compared to $3.14 billion at December 31, 2022.  The increase is primarily due to loans receivable increasing $209.9 million during the quarter ended March 31, 2023 coupled with a $46.8 million increase in interest earning deposits with other banks.  Additionally, there were $27.3 million in loans held for sale at March 31, 2023, compared to zero at December 31, 2022.

Total assets increased $617.3 million, or 21.8%, at March 31, 2023, compared to $2.83 billion at March 31, 2022.  The increase is primarily due to loans receivable increasing $873.0 million, and a decrease of $34.5 million in investment securities and a $293.2 million decrease in interest earning deposits with other banks, resulting from increased loan demand and funds being shifted from interest earning deposits with other banks to loans, compared to March 31, 2022.
Loans Receivable
Total loans receivable increased $209.9 million to $2.84 billion at March 31, 2023, from $2.63 billion at December 31, 2022, and increased $873.0 million from $1.96 billion at March 31, 2022.  The increase in loans receivable over the quarter ended December 31, 2022 was the result of $153.7 million in CCBX loan growth and $56.3 million in community bank loan growth. Community bank loan growth is net of $908,000 in PPP loan forgiveness/repayments compared to the quarter ended December 31, 2022.  The change in loans receivable over the quarter ended March 31, 2022 includes CCBX loan growth of $650.8 million and $222.2 million in community bank loan growth as of March 31, 2023.  Community bank loan growth is net of $43.7 million in PPP loan forgiveness and paydowns since March 31, 2022.
The following table summarizes the loan portfolio at the period indicated:

	As of March 31, 2023		December 31, 2022		As of March 31, 2022
(dollars in thousands; unaudited)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial and industrial loans:
PPP loans	$3,791	0.1%	$4,699	0.2%	$47,467	2.4%
Capital call lines	118,796	4.2	146,029	5.5	218,675	11.1
All other commercial & industrial loans	203,751	7.2	161,900	6.1	128,181	6.5
Total commercial and industrial loans:	326,338	11.5	312,628	11.8	394,323	20.0
Real estate loans:
Construction, land and land development	206,635	7.3	214,055	8.1	208,108	10.6
Residential real estate	455,507	16.0	449,157	17.1	268,716	13.6
Commercial real estate	1,102,771	38.8	1,048,752	39.8	889,483	45.1
Consumer and other loans	752,528	26.4	608,771	23.2	210,343	10.7
Gross loans receivable	2,843,779	100.0%	2,633,363	100.0%	1,970,973	100.0%
Net deferred origination fees - PPP loans	(63)		(82)		(1,365)
Net deferred origination fees - all other loans	(6,512)		(6,025)		(5,399)
Loans receivable	$2,837,204		$2,627,256		$1,964,209
Loan Yield (1)	9.95%		9.33%		6.80%

(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Please see Appendix A for additional loan portfolio detail regarding industry concentrations.
The following tables detail the community bank and CCBX loans which are included in the total loan portfolio table above.

Community Bank	As of
	March 31, 2023		December 31, 2022		March 31, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
PPP loans	$3,791	0.2%	$4,699	0.3%	$47,467	3.3%
All other commercial & industrial loans	155,082	9.3	146,982	9.1	124,160	8.5
Real estate loans:
Construction, land and land development loans	206,635	12.3	214,055	13.2	208,108	14.3
Residential real estate loans	206,140	12.3	204,581	12.6	184,485	12.7
Commercial real estate loans	1,102,771	65.7	1,048,752	64.7	889,483	61.1
Consumer and other loans:
Other consumer and other loans	2,860	0.2	1,725	0.1	1,959	0.1
Gross Community Bank loans receivable	1,677,279	100.0%	1,620,794	100.0%	1,455,662	100.0%
Net deferred origination fees	(6,265)		(6,042)		(6,842)
Loans receivable	$1,671,014		$1,614,752		$1,448,820
Loan Yield(1)	5.97%		5.70%		5.16%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

CCBX	As of
	March 31, 2023		December 31, 2022		March 31, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$118,796	10.2%	$146,029	14.4%	$218,675	42.5%
All other commercial & industrial loans	48,669	4.1	14,918	1.5	4,021	0.8
Real estate loans:
Residential real estate loans	249,367	21.4	244,576	24.2	84,231	16.3
Consumer and other loans:
Credit cards	318,187	27.3	279,644	27.6	55,090	10.7
Other consumer and other loans	431,481	37.0	327,402	32.3	153,294	29.7
Gross CCBX loans receivable	1,166,500	100.0%	1,012,569	100.0%	515,311	100.0%
Net deferred origination fees	(310)		(65)		78
Loans receivable	$1,166,190		$1,012,504		$515,389
Loan Yield - CCBX (1)(2)	16.09%		15.20%		12.73%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Deposits
Total deposits increased $277.7 million, or 9.9%, to $3.10 billion at March 31, 2023 from $2.82 billion at December 31, 2022. The increase was due to a $381.6 million increase in core deposits, combined with a $2.4 million decrease in time deposits and includes BaaS-brokered deposits that are now classified as NOW accounts due to a change in the relationship agreement with one of our partners; these deposits increased to $275.4 million as of March 31, 2023 compared to $101.5 million as of December 31, 2022. Deposits in our CCBX segment increased $284.5 million, from $1.28 billion at December 31, 2022, to $1.56 billion at March 31, 2023 and community bank deposits decreased $6.8 million to $1.53 billion at March 31, 2023. The deposits from our CCBX segment are predominately classified as interest bearing, or NOW and money market accounts. During the quarter ended March 31, 2023, noninterest bearing deposits decreased $13.2 million, or 1.7%, to $761.8 million from $775.0 million at December 31, 2022. In the quarter ended March 31, 2023 compared to the quarter ended December 31, 2022, NOW and money market accounts increased $402.7 million, savings deposits decreased $7.9 million, and time deposits decreased $2.4 million. Included in total deposits is $94.3 million in IntraFi network NOW and money market sweep accounts as of March 31, 2023, which provides our customers with fully insured deposits through a sweep to other banks. Uninsured deposits decreased to $768.3 million as of March 31, 2023, compared to $835.8 million as of December 31, 2022.
Total deposits increased $518.8 million, or 20.1%, to $3.10 billion at March 31, 2023 compared to $2.58 billion at March 31, 2022. The increase is largely the result of growth in CCBX deposits. Noninterest bearing deposits decreased $76.2 million, or 9.1%, to $761.8 million at March 31, 2023 from $838.0 million at March 31, 2022. NOW and money market accounts increased $690.6 million, or 45.5%, to $2.21 billion at March 31, 2023, and savings accounts decreased $7.1 million, or 6.7%, and time deposits decreased $13.3 million, or 33.0%, in the first quarter of 2023 compared to the first quarter of 2022 and includes BaaS-brokered deposits that are now classified as NOW accounts due to a change in the relationship agreement with one of our partners; these deposits increased to $275.4 million as of March 31, 2023, compared to $75.1 million as of March 31, 2022. These deposits increased as a result of sweeping them back on the balance sheet. Additionally, as of March 31, 2023 we have access to $36.9 million in CCBX customer deposits that are currently being transferred off the Bank’s balance sheet to other financial institutions on a daily basis. The Bank could retain these deposits for liquidity and funding purposes if needed. If a portion of these deposits are retained, they would be classified as NOW accounts. Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.
The following table summarizes the deposit portfolio for the periods indicated.

	As of March 31, 2023		As of December 31, 2022		As of March 31, 2022
(dollars in thousands; unaudited)	Amount	Percent of Total Deposits	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits
Demand, noninterest bearing	$761,800	24.6%	$775,012	27.5%	$838,044	32.5%
NOW and money market	2,207,121	71.3	1,804,399	64.0	1,516,546	58.9
Savings	99,241	3.2	107,117	3.8	106,364	4.1
Total core deposits	3,068,162	99.1	2,686,528	95.3	2,460,954	95.5
Brokered deposits	1	—	101,546	3.6	75,145	2.9
Time deposits less than $100,000	11,343	0.4	12,596	0.5	14,856	0.6
Time deposits $100,000 and over	15,717	0.5	16,851	0.6	25,515	1.0
Total	$3,095,223	100.0%	$2,817,521	100.0%	$2,576,470	100.0%
Cost of deposits (1)	2.13%		1.56%		0.09%
(1)Cost of deposits is annualized for the three months ended for each period presented.
The following tables detail the community bank and CCBX deposits which are included in the total deposit portfolio table above.

Community Bank	As of
	March 31, 2023		December 31, 2022		March 31, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$664,452	43.4%	$694,179	45.2%	$724,723	43.2%
NOW and money market	743,548	48.6	709,490	46.1	805,858	48.1
Savings	96,330	6.3	105,101	6.8	106,050	6.3
Total core deposits	1,504,330	98.3	1,508,770	98.1	1,636,631	97.6
Brokered deposits	1	0.0	1	0.0	2	0.0
Time deposits less than $100,000	11,343	0.7	12,596	0.8	14,856	0.9
Time deposits $100,000 and over	15,717	1.0	16,851	1.1	25,515	1.5
Total Community Bank deposits	$1,531,391	100.0%	$1,538,218	100.0%	$1,677,004	100.0%
Cost of deposits(1)	0.66%		0.37%		0.11%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX	As of
	March 31, 2023		December 31, 2022		March 31, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$97,348	6.2%	$80,833	6.3%	$113,321	12.6%
NOW and money market	1,463,573	93.6	1,094,909	85.6	710,688	79.0
Savings	2,911	0.2	2,016	0.2	314	—
Total core deposits	1,563,832	100.0	1,177,758	92.1	824,323	91.6
BaaS-brokered deposits	—	—	101,545	7.9	75,143	8.4
Total CCBX deposits	$1,563,832	100.0%	$1,279,303	100.0%	$899,466	100.0%
Cost of deposits (1)	3.89%		3.13%		0.06%
(1)Cost of deposits is annualized for the three months ended for each period presented.
Borrowings
As of March 31, 2023 the Company has the capacity to borrow up to a total of $575.1 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, with no borrowings outstanding as of March 31, 2023.
Shareholders’ Equity
During the three months ended March 31, 2023, the Company contributed $15.0 million in capital to the Bank.  The Company had a cash balance of $7.7 million as of March 31, 2023, which is retained for general operating purposes, including debt repayment, and for funding $820,000 in commitments to bank technology funds.
Total shareholders’ equity increased $15.3 million since December 31, 2022.  The increase in shareholders’ equity was primarily due to $12.4 million in net earnings, $954,000 net credit adjustment to retained earnings from implementing CECL on January 1, 2023 and $567,000 increase from stock options being exercised during the three months ended March 31, 2023.
Capital Ratios
The Company and the Bank remained well capitalized at March 31, 2023, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 leverage capital	9.35%	8.29%	5.00%
Common Equity Tier 1 risk-based capital	9.76%	8.61%	6.50%
Tier 1 risk-based capital	9.76%	8.73%	8.00%
Total risk-based capital	11.03%	11.49%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.
Asset Quality
Effective January 1, 2023 the Company implemented the CECL allowance model which calculates reserves over the life of the loan and is largely driven by portfolio characteristics, economic outlook, and other key methodology assumptions versus the incurred loss model, which is what we were previously using. As a result of implementing CECL, there was a one-time adjustment to the 2023 opening allowance balance of $3.9 million. The day 1 CECL adjustment for community bank loans included a reduction of $310,000 to the community bank allowance driven by the reversal of the unallocated balance and a reduction of $340,000 related to the community bank unfunded commitment reserve also driven by the reversal of the unallocated balance. This was offset by an increase to the CCBX allowance for $4.2 million. With the mirror image approach accounting related to the contingent receivable for CCBX partner loans, there was a CECL day 1 increase to the indemnification asset in the amount of $4.5 million. Net, the day 1 impact to retained earnings for the Bank’s transition to CECL was an increase of $954,000, excluding the impact of income taxes.
The total allowance for credit losses was $89.1 million and 3.14% of loans receivable at March 31, 2023 compared to $74.0 million and 2.82% at December 31, 2022 and $38.8 million and 1.97% at March 31, 2022. The allowance for credit loss allocated to the CCBX portfolio was $68.4 million and 5.87% of CCBX loans receivable at March 31, 2023, with $20.7 million of allowance for credit loss allocated to the community bank or 1.24% of total community bank loans receivable.
The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of March 31, 2023			As of December 31, 2022			As of March 31, 2022
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,671,014	$1,166,190	$2,837,204	$1,614,751	$1,012,505	$2,627,256	$1,448,820	$515,389	$1,964,209
Allowance for credit losses	(20,708)	(68,415)	(89,123)	(20,636)	(53,393)	(74,029)	(20,643)	(18,127)	(38,770)
Allowance for credit losses to total loans receivable	1.24%	5.87%	3.14%	1.28%	5.27%	2.82%	1.42%	3.52%	1.97%
Provision for credit losses - loans totaled $43.5 million for the three months ended March 31, 2023, $33.6 million for the three months ended December 31, 2022, and $12.9 million for the three months ended March 31, 2022. Net charge-offs totaled $32.3 million for the quarter ended March 31, 2023, compared to $18.9 million for the quarter ended December 31, 2022 and $2.8 million for the quarter ended March 31, 2022. Net charge-offs increased due to CCBX partner loans and the reclassification and charge-off of negative deposit accounts. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts, except in accordance with the program agreement for one partner where the Company is responsible for credit losses on approximately 10% of a $137.4 million loan portfolio. At March 31, 2023, our 10% of this portfolio represented $13.9 million in loans.
The following table details net charge-offs for the core bank and CCBX for the period indicated:

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$50	$34,117	$34,167	$10	$18,876	$18,886	$4	$2,804	$2,808
Gross recoveries	(5)	(1,860)	(1,865)	(3)	(30)	(33)	(4)	—	(4)
Net charge-offs	$45	$32,257	$32,302	$7	$18,846	$18,853	$—	$2,804	$2,804
Net charge-offs to average loans (1)	0.01%	12.29%	4.84%	0.00%	7.52%	2.87%	0.00%	2.98%	0.64%
The increase in the Company’s provision for credit losses - loans during the quarter ended March 31, 2023, is largely related to the provision for loan growth in CCBX partner loans. During the quarter ended March 31, 2023, a $43.1 million provision for credit losses - loans was recorded for CCBX partner loans based on management’s analysis, compared to the $33.1 million provision for credit losses - loans that was recorded for CCBX for the quarter ended December 31, 2022. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by absorbing incurred credit and fraud losses. If our partner is unable to fulfill their contracted obligations then the bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk. The Company is responsible for credit losses on approximately 10% of a $137.4 million CCBX loan portfolio. At March 31, 2023, 10% of this portfolio represented $13.9 million in loans. The factors used in management’s analysis for community bank credit losses indicated that a provision of $428,000 and $504,000 was needed for the quarters ended March 31, 2023 and December 31, 2022, respectively.
The following table details the provision expense for the community bank and CCBX for the period indicated:

	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
Community bank	$428	$504	$344
CCBX	43,116	33,096	12,598
Total provision expense	$43,544	$33,600	$12,942
At March 31, 2023, our nonperforming assets were $31.5 million, or 0.91% of total assets, compared to $33.2 million, or 1.06%, of total assets, at December 31, 2022, and $2.3 million, or 0.08% of total assets, at March 31, 2022. These ratios are impacted by CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses. Under the agreement, the CCBX partner will reimburse the Bank for its loss/charge-off on these loans. Nonperforming assets decreased $1.6 million during the quarter ended March 31, 2023, compared to the quarter ended December 31, 2022, due to $1.5 million less in CCBX loans that are past due 90 days or more and still accruing combined with $98,000 less in community bank nonaccrual loans. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we anticipate that balances 90 days past due or more and still accruing will increase as those loans grow. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. Community bank nonaccrual loans decreased as a result of nonaccrual principal reductions/charge-offs. There were no repossessed assets or other real estate owned at March 31, 2023. Our nonperforming loans to loans receivable ratio was 1.11% at March 31, 2023, compared to 1.26% at December 31, 2022, and 0.12% at March 31, 2022.
For the quarter ended March 31, 2023, there were $45,000 of community bank net charge-offs and $7.0 million of nonperforming community bank loans. The $6.9 million nonaccrual balance in commercial real estate loans shown below consists of one loan that is well secured with an original loan to value of 62%, and an updated loan to value of 75% as of January 2023. Management anticipates this loan being resolved in the first half of 2023. For the quarter ended March 31, 2023, $32.3 million in net charge-offs were recorded on CCBX loans. These loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. The Company is responsible for credit losses on approximately 10% of a $137.4 million loan portfolio. At March 31, 2023, 10% of this portfolio represented $13.9 million in loans.

The following table details the Company’s nonperforming assets for the periods indicated.

(dollars in thousands; unaudited)	As of March 31, 2023	As of December 31, 2022	As of March 31, 2022
Nonaccrual loans:
Commercial and industrial loans	$15	$113	$130
Real estate loans:
Construction, land and land development	66	66	—
Residential real estate	—	—	54
Commercial real estate	6,901	6,901	—
Total nonaccrual loans	6,982	7,080	184
Accruing loans past due 90 days or more:
Commercial & industrial loans	187	404	22
Real estate loans:
Residential real estate loans	946	876	40
Consumer and other loans:
Credit cards	17,772	10,570	708
Other consumer and other loans	5,657	14,245	1,391
Total accruing loans past due 90 days or more	24,562	26,095	2,161
Total nonperforming loans	31,544	33,175	2,345
Real estate owned	—	—	—
Repossessed assets	—	—	—
Modified loans for borrowers experiencing financial difficulty, accruing	—	—	—
Total nonperforming assets	$31,544	$33,175	$2,345
Total nonaccrual loans to loans receivable	0.25%	0.27%	0.01%
Total nonperforming loans to loans receivable	1.11%	1.26%	0.12%
Total nonperforming assets to total assets	0.91%	1.06%	0.08%
The following tables detail the community bank and CCBX nonperforming assets which are included in the total nonperforming assets table above.

Community Bank	As of
(dollars in thousands; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
Nonaccrual loans:
Commercial and industrial loans	$15	$113	$130
Real estate:
Construction, land and land development	66	66	—
Residential real estate	—	—	54
Commercial real estate	6,901	6,901	—
Total nonaccrual loans	6,982	7,080	184
			—
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	6,982	7,080	184
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$6,982	$7,080	$184

CCBX	As of
(dollars in thousands; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
Nonaccrual loans	$—	$—	$—
Accruing loans past due 90 days or more:
Commercial & industrial loans	187	404	22
Real estate loans:
Residential real estate loans	946	876	40
Consumer and other loans:
Credit cards	17,772	10,570	708
Other consumer and other loans	5,657	14,245	1,391
Total accruing loans past due 90 days or more	24,562	26,095	2,161
Total nonperforming loans	24,562	26,095	2,161
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$24,562	$26,095	$2,161
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $3.45 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers, digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER
Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	March 31, 2023	December 31, 2022	March 31, 2022
Cash and due from banks	$37,676	$32,722	$32,705
Interest earning deposits with other banks	356,240	309,417	649,404
Investment securities, available for sale, at fair value	97,999	97,317	134,891
Investment securities, held to maturity, at amortized cost	3,705	1,036	1,286
Other investments	11,346	10,555	9,931
Loans held for sale	27,292	—	—
Loans receivable	2,837,204	2,627,256	1,964,209
Allowance for credit losses	(89,123)	(74,029)	(38,770)
Total loans receivable, net	2,748,081	2,553,227	1,925,439
CCBX credit enhancement asset	76,395	53,377	20,283
CCBX receivable	13,681	10,416	4,875
Premises and equipment, net	18,030	18,213	18,135
Operating lease right-of-use assets	4,812	5,018	5,836
Accrued interest receivable	19,321	17,815	8,824
Bank-owned life insurance, net	12,761	12,667	12,342
Deferred tax asset, net	20,527	18,458	6,892
Other assets	3,167	4,229	2,907
Total assets	$3,451,033	$3,144,467	$2,833,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,095,223	$2,817,521	$2,576,470
Subordinated debt, net	44,031	43,999	24,306
Junior subordinated debentures, net	3,588	3,588	3,587
Deferred compensation	582	616	712
Accrued interest payable	874	684	149
Operating lease liabilities	5,022	5,234	6,054
CCBX payable	30,794	20,419	5,284
Other liabilities	12,156	8,912	9,268
Total liabilities	3,192,270	2,900,973	2,625,830

SHAREHOLDERS’ EQUITY
Common stock	127,447	125,830	122,592
Retained earnings	133,123	119,998	85,603
Accumulated other comprehensive (loss) income, net of tax	(1,807)	(2,334)	(275)
Total shareholders’ equity	258,763	243,494	207,920
Total liabilities and shareholders’ equity	$3,451,033	$3,144,467	$2,833,750

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$66,431	$61,226	$29,632
Interest on interest earning deposits with other banks	3,097	3,097	402
Interest on investment securities	553	557	71
Dividends on other investments	30	150	37
Total interest income	70,111	65,030	30,142
INTEREST EXPENSE
Interest on deposits	14,958	11,061	553
Interest on borrowed funds	662	537	321
Total interest expense	15,620	11,598	874
Net interest income	54,491	53,432	29,268
PROVISION FOR CREDIT LOSSES - LOANS	43,544	33,600	12,942
PROVISION FOR UNFUNDED COMMITMENTS	153	—	—
Net interest income after provision for credit losses - loans and unfunded commitments	10,794	19,832	16,326
NONINTEREST INCOME
Deposit service charges and fees	910	946	884
Loan referral fees	—	—	602
Gain on sales of loans, net	123	—	—
Mortgage broker fees	19	25	123
Unrealized (loss) gain on equity securities, net	39	(18)	—
Other income	280	273	265
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,371	1,226	1,874
Servicing and other BaaS fees	948	1,001	1,169
Transaction fees	917	964	493
Interchange fees	789	785	432
Reimbursement of expenses	921	857	372
BaaS program income	3,575	3,607	2,466
BaaS credit enhancements	42,362	31,164	13,075
BaaS fraud enhancements	1,999	6,818	4,571
BaaS indemnification income	44,361	37,982	17,646
Total noninterest income	49,307	42,815	21,986
NONINTEREST EXPENSE
Salaries and employee benefits	15,575	14,399	11,085
Occupancy	1,219	1,182	1,136
Data processing and software licenses	1,840	1,768	1,861
Legal and professional expenses	3,062	2,799	708
Point of sale expense	753	710	248
Excise taxes	455	702	349
Federal Deposit Insurance Corporation ("FDIC") assessments	595	550	604
Director and staff expenses	626	515	344
Marketing	95	109	99
Other expense	890	335	1,120
Noninterest expense, excluding BaaS loan and BaaS fraud expense	25,110	23,069	17,554
BaaS loan expense	17,554	17,215	8,290
BaaS fraud expense	1,999	6,819	4,571
BaaS loan and fraud expense	19,553	24,034	12,861
Total noninterest expense	44,663	47,103	30,415
Income before provision for income taxes	15,438	15,544	7,897
PROVISION FOR INCOME TAXES	3,047	2,426	1,667
NET INCOME	$12,391	$13,118	$6,230
Basic earnings per common share	$0.94	$1.01	$0.48
Diluted earnings per common share	$0.91	$0.96	$0.46
Weighted average number of common shares outstanding:
Basic	13,196,960	13,030,726	12,898,746
Diluted	13,609,491	13,603,978	13,475,337

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$271,700	$3,097	4.62%	$329,354	$3,097	3.73%	$843,931	$402	0.19%
Investment securities, available for sale (2)	100,273	535	2.16	100,269	550	2.18	44,470	61	0.56
Investment securities, held to maturity (2)	1,955	18	3.73	1,235	7	2.25	1,292	10	3.14
Other investments	10,633	30	1.14	10,592	150	5.62	9,227	37	1.63
Loans receivable (3)	2,708,177	66,431	9.95	2,603,962	61,226	9.33	1,768,283	29,632	6.80
Total interest earning assets	3,092,738	70,111	9.19	3,045,412	65,030	8.47	2,667,203	30,142	4.58
Noninterest earning assets:
Allowance for credit losses	(81,086)			(58,440)			(30,668)
Other noninterest earning assets	172,161			141,624			92,401
Total assets	$3,183,813			$3,128,596			$2,728,936

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,070,217	$14,958	2.93%	$2,006,679	$11,061	2.19%	$1,131,984	$553	0.20%
FHLB advances and borrowings	—	—	—	5	—	—	24,443	69	1.14
Subordinated debt	44,010	599	5.52	37,455	484	5.13	24,295	230	3.84
Junior subordinated debentures	3,588	63	7.12	3,588	53	5.86	3,586	22	2.49
Total interest bearing liabilities	2,117,815	15,620	2.99	2,047,727	11,598	2.25	1,184,308	874	0.30
Noninterest bearing deposits	775,940			807,794			1,320,144
Other liabilities	37,448			34,944			16,009
Total shareholders' equity	252,610			238,131			208,475
Total liabilities and shareholders' equity	$3,183,813			$3,128,596			$2,728,936
Net interest income		$54,491			$53,432			$29,268
Interest rate spread			6.20%			6.22%			4.28%
Net interest margin (4)			7.15%			6.96%			4.45%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	March 31, 2023				December 31, 2022			March 31, 2022
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)		Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,643,985	$24,211	5.97%		$1,609,882	$23,140	5.70%	$1,386,130	$17,640	5.16%
Intrabank asset	—	—	—		—	—	—	268,414	128	0.19
Total interest earning assets	1,643,985	24,211	5.97		1,609,882	23,140	5.70	1,654,544	17,768	4.36
Liabilities
Interest bearing liabilities:
Interest bearing deposits	853,152	2,534	1.20%		864,001	1,502	0.69%	935,784	435	0.19%
Intrabank liability	94,668	1,079	4.62		8,069	76	3.73	—	—	—
Total interest bearing liabilities	947,820	3,613	1.55		872,070	1,578	0.72	935,784	435	0.19
Noninterest bearing deposits	696,166				737,812			718,760
Net interest income		$20,598				$21,562			$17,333
Net interest margin(4)			5.08%	5.08%			5.31%			4.25%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,064,192	$42,220	16.09%		$994,080	$38,086	15.20%	$382,153	$11,992	12.73%
Intrabank asset	232,647	2,652	4.62		218,580	2,056	3.73	415,431	198	0.19
Total interest earning assets	1,296,839	44,872	14.03		1,212,660	40,142	13.13	797,584	12,190	6.20
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,217,065	12,424	4.14%		1,142,678	9,559	3.32%	196,200	118	0.24%
Total interest bearing liabilities	1,217,065	12,424	4.14		1,142,678	9,559	3.32	196,200	118	0.24
Noninterest bearing deposits	79,774				69,982			601,384
Net interest income		$32,448				$30,583			$12,072
Net interest margin(3)			10.15%				10.01%			6.14%
Net interest margin, net of Baas loan expense (5)			4.66%				4.37%			1.92%

	For the Three Months Ended
	March 31, 2023			December 31, 2022				March 31, 2022
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$271,700	$3,097	4.62%	$329,354		$3,097	3.73%	$843,931	$402	0.19%
Investment securities, available for sale (6)	100,273	535	2.16	100,269		550	2.18	44,470	61	0.56
Investment securities, held to maturity (6)	1,955	18	3.73	1,235		7	2.25	1,292	10	3.14
Other investments	10,633	30	1.14	10,592		150	5.62	9,227	37	1.63
Intrabank asset	(232,647)	(2,652)	(4.62)	(218,580)		(2,056)	(3.73)	(683,845)	(326)	(0.19)
Total interest earning assets	151,914	1,028	2.74	222,870	—	1,748	3.11%	215,075	184	0.35%
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	$—	$—	—%	5		—	—%	24,443	69	1.14%
Subordinated debt	44,010	599	5.52	37,455		484	5.13	24,295	230	3.84
Junior subordinated debentures	3,588	63	7.12	3,588		53	5.86	3,586	22	2.49
Intrabank liability	(94,668)	(1,079)	(4.62)	(8,069)		(76)	(3.73)	—	—	—
Total interest bearing liabilities	(47,070)	(417)	3.59	32,979		461	5.55	52,324	321	2.49
Net interest income		$1,445				$1,287			$(137)
Net interest margin(3)			3.86%				2.29%			(0.26)%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and servicing CCBX loans.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and servicing CCBX loans.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

COASTAL FINANCIAL CORPORATION
QUARTERLY STATISTICS
(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Income Statement Data:
Interest and dividend income	$70,111	$65,030	$55,179	$41,819	$30,142
Interest expense	15,620	11,598	5,990	1,933	874
Net interest income	54,491	53,432	49,189	39,886	29,268
Provision for credit losses - loans	43,544	33,600	18,428	14,094	12,942
Provision for unfunded commitments	153	—	—	—	—
Net interest income after provision for credit losses - loans and unfunded commitments	10,794	19,832	30,761	25,792	16,326
Noninterest income	49,307	42,815	34,391	25,492	21,986
Noninterest expense	44,663	47,103	51,087	38,169	30,415
Provision for income tax	3,047	2,426	2,964	2,939	1,667
Net income	12,391	13,118	11,101	10,176	6,230

	As of and for the Three Month Period
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Balance Sheet Data:
Cash and cash equivalents	$393,916	$342,139	$410,728	$405,689	$682,109
Investment securities	101,704	98,353	98,871	109,821	136,177
Loans held for sale	27,292	—	43,314	60,000	—
Loans receivable	2,837,204	2,627,256	2,507,889	2,334,354	1,964,209
Allowance for credit losses	(89,123)	(74,029)	(59,282)	(49,358)	(38,770)
Total assets	3,451,033	3,144,467	3,133,741	2,969,722	2,833,750
Interest bearing deposits	2,333,423	2,042,509	2,023,849	1,879,253	1,738,426
Noninterest bearing deposits	761,800	775,012	813,217	818,052	838,044
Core deposits (1)	3,068,162	2,686,528	2,727,830	2,584,831	2,460,954
Total deposits	3,095,223	2,817,521	2,837,066	2,697,305	2,576,470
Total borrowings	47,619	47,587	27,931	27,911	27,893
Total shareholders’ equity	258,763	243,494	228,733	217,661	207,920

Share and Per Share Data (2):
Earnings per share – basic	$0.94	$1.01	$0.86	$0.79	$0.48
Earnings per share – diluted	$0.91	$0.96	$0.82	$0.76	$0.46
Dividends per share	—	—	—	—	—
Book value per share (3)	$19.48	$18.50	$17.66	$16.81	$16.08
Tangible book value per share (4)	$19.48	$18.50	$17.66	$16.81	$16.08
Weighted avg outstanding shares – basic	13,196,960	13,030,726	12,938,200	12,928,061	12,898,746
Weighted avg outstanding shares – diluted	13,609,491	13,603,978	13,536,823	13,442,013	13,475,337
Shares outstanding at end of period	13,281,533	13,161,147	12,954,573	12,948,623	12,928,548
Stock options outstanding at end of period	360,119	438,103	644,334	655,844	666,774
See footnotes on following page

	As of and for the Three Month Period
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Credit Quality Data:
Nonperforming assets (5) to total assets	0.91%	1.06%	0.73%	0.09%	0.08%
Nonperforming assets (5) to loans receivable and OREO	1.11%	1.26%	0.91%	0.11%	0.12%
Nonperforming loans (5) to total loans receivable	1.11%	1.26%	0.91%	0.11%	0.12%
Allowance for credit losses to nonperforming loans	282.5%	224.4%	259.1%	849.4%	1,653.3%
Allowance for credit losses to total loans receivable	3.14%	2.82%	2.36%	2.11%	1.97%
Gross charge-offs	$34,167	$18,886	$8,513	$3,542	$2,808
Gross recoveries	$1,865	$33	$9	$36	$4
Net charge-offs to average loans (6)	4.84%	2.87%	1.38%	0.64%	0.64%

Capital Ratios (7):
Tier 1 leverage capital	8.29%	7.97%	7.70%	7.68%	7.75%
Common equity Tier 1 risk-based capital	8.61%	8.92%	8.49%	8.51%	9.71%
Tier 1 risk-based capital	8.73%	9.04%	8.62%	8.65%	9.88%
Total risk-based capital	11.49%	11.94%	10.80%	10.88%	12.30%
(1)Core deposits are defined as all deposits excluding brokered and all time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
(7)Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measure is presented to illustrate the impact of BaaS credit enhancements and BaaS fraud enhancements on total revenue.
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements is a non-GAAP measure that excludes the impact of BaaS credit enhancements and BaaS fraud enhancements on revenue. The most directly comparable GAAP measure is revenue.
Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(dollars in thousands, unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements:
Total net interest income	$54,491	$53,432	$29,268
Total noninterest income	49,307	42,815	21,986
Total Revenue	$103,798	$96,247	$51,254
Less: BaaS credit enhancements	(42,362)	(31,164)	(13,075)
Less: BaaS fraud enhancements	(1,999)	(6,818)	(4,571)
Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements	$59,437	$58,265	$33,608
The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense on net interest income and net interest margin.
Net interest income net of BaaS loan expense is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
Net interest margin, net of BaaS loan expense is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is net interest margin.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(dollars in thousands; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	16.09%	15.20%	12.73%
Total average CCBX loans receivable	$1,064,192	$994,080	$382,153
Interest and earned fee income on CCBX loans (GAAP)	42,220	38,086	11,992
Less: BaaS loan expense	(17,554)	(17,215)	(8,290)
Net BaaS loan income	$24,666	$20,871	$3,702
Net BaaS loan income divided by average CCBX loans (1)	9.40%	8.33%	3.93%
Net interest margin, net of BaaS loan expense:
CCBX interest margin (1)	10.15%	10.01%	6.14%
CCBX earning assets	1,296,839	1,212,660	797,584
Net interest income	32,448	30,583	12,072
Less: BaaS loan expense	(17,554)	(17,215)	(8,290)
Net interest income, net of BaaS loan expense	$14,894	$13,368	$3,782
Net interest margin, net of BaaS loan expense (1)	4.66%	4.37%	1.92%
(1) Annualized calculations for periods presented.

APPENDIX A -
As of March 31, 2023
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $2.84 billion in outstanding loan balances. When combined with $2.36 billion in unused commitments the total of these categories is $5.20 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 38.8% of our total balance of outstanding loans as of March 31, 2023. Unused commitments to extend credit represents an additional $26.8 million, and the combined total in commercial real estate loans represents $1.13 billion, or 21.7% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of March 31, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$264,439	$6,231	$270,670	5.2%	$3,040	87
Hotel/Motel	148,869	2,931	151,800	2.9	6,203	24
Office	99,407	3,258	102,665	2.0	1,058	94
Convenience Store	95,885	2,586	98,471	1.9	1,844	52
Retail	85,679	1,162	86,841	1.7	921	93
Mixed use	85,624	3,670	89,294	1.7	1,007	85
Warehouse	83,366	1,290	84,656	1.6	1,516	55
Mini Storage	50,643	917	51,560	1.0	2,814	18
Strip Mall	45,801	—	45,801	0.9	5,725	8
Manufacturing	37,558	800	38,358	0.7	1,138	33
Groups < 0.70% of total	105,500	3,947	109,447	2.1	1,256	84
Total	$1,102,771	$26,792	$1,129,563	21.7%	$1,742	633
Consumer loans comprise 26.4% of our total balance of outstanding loans as of March 31, 2023. Unused commitments to extend credit represents an additional $945.7 million, and the combined total in consumer and other loans represents $1.70 billion, or 32.7% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan of just $1,600. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of March 31, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Installment loans	$425,280	$—	$425,280	8.2%	$1.9	225,180
Credit cards	318,187	944,758	1,262,945	24.3	1.5	219,417
Lines of credit	3,605	361	3,966	0.1	0.3	12,553
Other loans	2,596	—	2,596	0.1	0.2	16,389
Community bank consumer loans
Other loans	1,408	—	1,408	0.0	5.8	241
Installment loans	1,294	—	1,294	0.0	51.8	25
Lines of credit	158	619	777	0.0	3.4	47
Total	$752,528	$945,738	$1,698,266	32.7%	$1.6	473,852
(1)Total exposure on CCBX loans is subject to portfolio maximum limits - see table below.
Residential real estate loans comprise 16.0% of our total balance of outstanding loans as of March 31, 2023. Unused commitments to extend credit represents an additional $408.5 million, and the combined total in residential real estate loans represents $864.1 million, or 16.6% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of March 31, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$249,367	$359,215	$608,582	11.7%	$26	9,495
Community bank residential real estate loans
Closed end, secured by first liens	178,206	4,748	182,954	3.5	600	297
Home equity line of credit	19,318	43,565	62,883	1.2	91	213
Closed end, second liens	8,616	1,016	9,632	0.2	331	26
Total	$455,507	$408,544	$864,051	16.6%	$45	10,031
(1)Total exposure on CCBX loans is subject to portfolio maximum limits - see table below.
Commercial and industrial loans comprise 11.5% of our total balance of outstanding loans as of March 31, 2023. Unused commitments to extend credit represents an additional $795.1 million, and the combined total in commercial and industrial loans represents $1.12 billion, or 21.5% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $118.8 million in outstanding capital call lines, with an additional $716.6 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every line.
The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of March 31, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$118,796	$716,609	$835,405	16.1%	$707	168
Retail	49,329	6,174	55,503	1.1	24	2,026
Financial Institutions	48,649	—	48,649	0.9	4,054	12
Construction/Contractor Services	22,019	30,785	52,804	1.0	120	183
Medical / Dental / Other Care	20,758	5,848	26,606	0.5	769	27
Manufacturing	11,622	5,416	17,038	0.3	208	56
Groups < 0.30% of total	55,165	30,251	85,416	1.6	175	315
Total	$326,338	$795,083	$1,121,421	21.5%	$117	2,787
(1)Total exposure on CCBX loans is subject to portfolio maximum limits -see table below.
Construction, land and land development loans comprise 7.3% of our total balance of outstanding loans as of March 31, 2023. Unused commitments to extend credit represents an additional $180.5 million, and the combined total in construction, land and land development loans represents $387.1 million, or 7.4% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of March 31, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$97,987	$141,667	$239,654	4.6%	$4,260	23
Residential construction	32,268	21,988	54,256	1.0	978	33
Undeveloped land loans	41,951	9,718	51,669	1.0	2,997	14
Developed land loans	19,130	3,732	22,862	0.4	660	29
Land development	15,299	3,392	18,691	0.4	805	19
Total	$206,635	$180,497	$387,132	7.4%	$1,751	118
We have portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of March 31, 2023, capital call lines outstanding balance totaled $118.8 million, and while commitments totaled $716.6 million the commitments are limited to a maximum of $350.0 million by agreement with the partner.

The following table shows the CCBX maximum portfolio sizes by loan category as of March 31, 2023.

(dollars in thousands; unaudited)	Type of Lending	Maximum Portfolio Size
Commercial and industrial loans:
Capital call lines	Business - Venture Capital	$350,000
All other commercial & industrial loans	Business - Small Business	102,209
Real estate loans:
Home equity lines of credit	Home Equity - Secured Credit Cards	300,000
Consumer and other loans:
Credit cards	Credit Cards - Primarily Consumer	500,762
Installment loans	Consumer	1,166,761
Other consumer and other loans	Consumer - Secured Credit Builder & Unsecured consumer	185,269
		$2,605,001

APPENDIX B -
As of March 31, 2023
CCBX – BaaS Reporting Information
During the quarter ended March 31, 2023, $42.4 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by absorbing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and negative deposit accounts. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to cover losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by absorbing incurred fraud losses. Partner fraud includes noncredit fraud losses on loans and deposits originated through partners. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by absorbing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations to replenish their cash reserve account then the bank would be exposed to additional loan and deposit losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account then the Bank can declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would write-off any remaining credit enhancement asset from the CCBX partner but would retain the full yield and any fee income on the loan going forward, and BaaS loan expense would decrease once default occurred and payments to the CCBX partner were stopped.
For CCBX partner loans the Bank records contractual interest earned from the borrower on loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
Yield on loans (2)	16.09%	15.20%	12.73%
BaaS loan interest income	$42,220	$38,086	$11,992
Less: BaaS loan expense	17,554	17,215	8,290
Net BaaS loan income (1)	24,666	20,871	3,702
Net BaaS loan income divided by average BaaS loans (1)	9.40%	8.33%	3.93%
(1) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
(2)Annualized calculation for quarterly periods shown.
Increased interest rates and growth in CCBX loans and deposits has resulted in increases in interest income and expense for the quarter ended March 31, 2023 compared to the quarters ended December 31, 2022 and March 31, 2022. The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
Loan interest income	$42,220	$38,086	$11,992
Total BaaS interest income	$42,220	$38,086	$11,992

Interest expense	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
BaaS interest expense	$12,424	$9,559	$118
Total BaaS interest expense	$12,424	$9,559	$118

BaaS income	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
BaaS program income:
Servicing and other BaaS fees	$948	$1,001	$1,169
Transaction fees	917	964	493
Interchange fees	789	785	432
Reimbursement of expenses	921	857	372
BaaS program income	3,575	3,607	2,466
BaaS indemnification income:
BaaS credit enhancements	42,362	31,164	13,075
BaaS fraud enhancements	1,999	6,818	4,571
BaaS indemnification income	44,361	37,982	17,646
Total BaaS income	$47,936	$41,589	$20,112

BaaS loan and fraud expense	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
BaaS loan expense	$17,554	$17,215	$8,290
BaaS fraud expense	1,999	6,819	4,571
Total BaaS loan and fraud expense	$19,553	$24,034	$12,861